PMCC FINANCIAL CORP.
                              --------------------

                            (a Delaware Corporation)
                             ----------------------

                              NOTICE OF 1999 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                    HELD AT 10:00 A.M. ON SEPTEMBER 30, 1999

                  To the Stockholders of PMCC FINANCIAL CORP.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of PMCC FINANCIAL CORP. (the "Company") will be held on September 30, 1999 at 10:00 a.m. at DeSeversky Conference Center, Old Westbury, New York, to consider and vote on the following matters described under the corresponding numbers in the attached Proxy Statement:

     1.   election of directors;

     2.   ratification   of  the  selection  of  KPMG,   LLP  as  the  Company's
          independent auditors for the fiscal year ending December 31, 1999; and

     3.   such other matters as may properly come before the Meeting.

     The Board of Directors has fixed August 30, 1999, at the close of business, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of shares of Common Stock of the Company of record at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from September 17, 1999 until the Meeting for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

     Whether or not you expect to be present at the Meeting, please fill in, date, sign and return the enclosed Proxy, which is solicited by management of the Company. The shares represented the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                              By Order of the Board of Directors


                              /s/Keith S. Haffner
                              -------------------
                              Keith S. Haffner, Secretary


Date: September 8, 1999

                              PMCC FINANCIAL CORP.
                           --------------------------

                               3 Expressway Plaza
                         Roslyn Heights, New York 11577
                           --------------------------

                                 PROXY STATEMENT
                           --------------------------

                       1999 ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD AT 10:00 A.M. ON SEPTEMBER 30, 1999

     The enclosed proxy is solicited by the management of PMCC FINANCIAL CORP. (the "Company") in connection with the 1999 Annual Meeting of Stockholders (the "Meeting") to be held on September 30, 1999 at 10:00 a.m. at the DeSeversky Conference Center, Old Westbury, New York and any adjournment thereof. The Board of Directors has set August 30, 1999, at the close of business, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1)  election of the persons listed herein as directors of the Company;

     (2)  ratification   of  the  selection  of  KPMG,   LLP  as  the  Company's
          independent auditors for the fiscal year ending December 31, 1999; and

     (3)  such other matters as may properly come before the Meeting.

     In the absence of direction, the proxy will be voted in favor or these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 1999 Annual Report to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     Only stockholders of record of the Company's Common Stock outstanding at the close of business on August 30, 1999, the Record Date, will be entitled to vote. A total of 3,724,800 shares of Common Stock were outstanding on the Record Date. Each share of Common Stock is entitled to one vote. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum. The Proxy Statement, the attached Notice of Meeting, the enclosed form of Common Stock Proxy and the Annual Report are being mailed to stockholders on or about September 8, 1999. The mailing address of the Company's principal executive offices is 3 Expressway Plaza, Roslyn Heights, New York 11577.

                            1. ELECTION OF DIRECTORS

     The Board of Directors currently consists of four (4) members, who are as follows: Ronald Friedman, Keith S. Haffner, Joel L. Gold and Stanley Kreitman.

     The Company's Board of Directors is divided into three (3) classes with each class consisting of, as nearly as may be possible, one-third of the total number of directors constituting the entire Board. After the initial term of one
(1) year, each class is elected for a term of three (3) years. The terms of office of the members of one (1) class of directors expires each year in rotation so that the members of one (1) class are elected at each annual meeting for full three (3) year terms. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting, such newly elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors. The initial one
(1) year term of office of two (2) Class I directors will expire at this annual meeting.

     The Company's Board of Directors presently consists of four (4) members with two (2) members in Class I, one (1) member in Class II, one (1) member in Class III. Class I consists of Joel L. Gold and Stanley Kreitman, whose terms will expire at this annual meeting of stockholders; Class II consists of Keith
S. Haffner (who assumed the vacancy as a result of the resignation of Mr. Robert Friedman on September 7, 1999), whose term will expire at the 2000 annual meeting of stockholders; and Class III consists of Ronald Friedman, whose term will expire at the 2001 annual meeting of stockholders.

     The two (2) Class I directors are to be elected as directors by a plurality of the votes cast at the Meeting. Unless otherwise directed, the persons named in the accompanying Proxy have advised management that it is their intention to vote for the election of directors set forth in this proxy.

     Each of the nominees for election as a Class I director has advised the Company of his willingness to serve as a director and management believes that each nominee will be able to serve. If any nominee becomes unavailable, proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

The Board of Directors recommends voting FOR the election of the directors listed below.

Nominees For Term Expiring in 2002

         The following table sets forth certain information with respect to the nominees for the election of Class I directors:
                                                           Year Term Expires
Name                      Age       Position                   if Elected
----                      ---       --------                   ----------

Joel L. Gold              57        Director                      2002

Stanley Kreitman          67        Director                      2002
------------------

     Joel L. Gold has been a Director of the Company since February 23, 1998. Since January 1999, Mr. Gold has been the Managing Director of IBG Solid, an investment banking firm. From September 1997 to December 1998, Mr. Gold was Senior Managing Director of Interbank. From April 1996 through September 1997, Mr. Gold was Executive Vice President and head of investment banking at L.T. Lawrence Co., an investment banking firm. From April 1995 to April 1996, Mr. Gold was a managing director and head of investment banking at Fechtor & Detwiler. From 1993 to 1995, Mr. Gold was a managing director at Furman Selz Incorporated, an investment banking firm. Prior to joining Furman Selz, from 1991 to 1993, Mr. Gold was a managing director at Bear Stearns & Co., an investment banking firm. Previously, Mr. Gold was a managing director at Drexel Burnham Lambert for nineteen years. He is currently a member of the Board of Directors of Concord Camera, Sterling Vision, Inc., Life Medical Sciences and BCAM International, Inc. Mr. Gold has a law degree from New York University and an MBA from Columbia Business School.

     Stanley Kreitman has been a Director of the Company since February 23, 1998. Since March 1994, Mr. Kreitman has been Chairman at Manhattan Associates, an investment banking firm. From September 1975 through February 1994, Mr. Kreitman was President of United States Bancnote Corporation. Mr. Kreitman is Chairman of the Board of Trustees of New York Institute of Technology. He is currently a member of the Board of Directors of Porta Systems Corp., Medallion Funding Corp., and CCA Industries, Inc.

Information Regarding Other Directors and Executive Officers

     The following table sets forth certain information with respect to the other directors and executive officers of the Company:

Name                      Age       Position                                           Year Term Expires
----                      ---       --------                                           -----------------

Ronald Friedman1          34        President, Chief Executive Officer, and                      2001
                                    Chairman of the Board of Directors

Keith S. Haffner2         61        Executive Vice President,                                    2000
                                    Secretary, Treasurer,
                                    Director of Finance, and Director



1 Following the resignation of Mr. Robert Friedman on September 7, 1999, Mr. Ronald Friedman assumed the additional title of Chairman of the Board of Directors.

2 In accordance with the Company's By-Laws which provide that the remaining numbers of the Board of Directors have the power to fill vacancies, Mr. Keith S. Haffner, the Company's Executive Vice President, was appointed to the Board of Directors to fill the vacancy created by Mr. Robert Friedman's resignation on September 7, 1999.

     Ronald Friedman has been the President and Chief Executive Officer and a Director of the Company since its inception. From 1989 through 1991, Ronald Friedman was a senior mortgage consultant at ICI Mortgage Corporation. From 1987 through 1989, Ronald Friedman was a senior accountant at Touche Ross & Co., an accounting firm. Ronald Friedman received a B.A. in Accounting from the George Washington University. Ronald Friedman has been a certified public accountant since 1989.

     Keith S. Haffner has been a Director of the Company since September 7, 1999, and has been an Executive Vice President of the Company since 1996. From 1994 through 1995, Mr. Haffner was Executive Vice President of Exchange Mortgage Corp. From 1986 through 1994, Mr. Haffner was Senior Vice President of Mortgage Production Administration at Midcoast Mortgage Corp. Prior to 1986, Mr. Haffner was employed at various positions with the Mortgage Bankers Association and with the Department of Housing and Urban Development. Mr. Haffner received his B.A. in Political Science in 1969 and a Masters in Public Administration in Urban Studies and Real Estate Finance in 1972 from American University.

Board of Directors

     The Board of Directors currently consists of four (4) members, who are as follows: Ronald Friedman, Keith S. Haffner, Joel L. Gold and Stanley Kreitman.

     The Company's Board of Directors is divided into three (3) classes with each class consisting of, as nearly as may be possible, one-third of the total number of directors constituting the entire Board. The Company's Board of Directors presently consists of four (4) members with one (1) member in Class II, one (1) member in Class III, and two (2) members in Class I. Class I consists of Joel L. Gold and Stanley Kreitman, whose terms will expire at this annual meeting of stockholders. Class II consists of Keith S. Haffner (who assumed the vacancy as a result of the resignation of Mr. Robert Friedman on September 7, 1999), whose term will expire at the 2000 annual meeting of stockholders, and Class III consists of Ronald Friedman, whose term will expire at the 2001 annual meeting of stockholders. After the initial term of one year, each Class is elected for a term of three (3) years. At each annual meeting, directors are elected to succeed those in the Class whose term expires at that annual meeting, such newly elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors.

     Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Board Committees

     Audit Committee

     The Board of Directors has established an Audit Committee. The Audit Committee makes annual recommendations to the Board of Directors concerning the appointment of the independent public accountants of the Company and reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee is comprised of Stanley Kreitman, as Chairman, Joel L. Gold and Keith S. Haffner.

     Compensation Committee

     The Board of Directors has established a Compensation Committee. The Compensation Committee will make annual recommendations to the Board of Directors concerning the compensation of executive officers and key employees. The Compensation Committee consists of Joel L. Gold, as Chairman, Ronald Friedman, and Stanley Kreitman.

Director Compensation

     Directors who are employees of the Company receive no compensation, as such, for services as members of the Board. Directors who are not employees of the Company receive options to purchase 5,000 shares of Common Stock for each year served on the Board and reimbursement of expenses incurred in connection with attending such meetings.

Executive Compensation

     The following table shows all the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer ("CEO") and the most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during the last three (3) fiscal years.

Summary Compensation Table


    Name of Individual             Annual Compensation
      and Principal                                                              Long Term
        Position                   Year          Salary            Bonus        Compensation
        --------                   ----          ------            -----        ------------


Ronald Friedman                    1998        $ 252,834          $103,247           -
Chief Executive                    1997        $ 223,855             -               -
Officer,
President, Director                1996        $ 208,000          $46,538            -

Robert Friedman1                   1998        $ 259,615          $25,000            -
Chairman of the Board, Chief       1997        $ 165,475             -               -
 Operating Officer,
Secretary and                      1996        $ 107,093             -               -
Treasurer

Keith S. Haffner2                  1998        $ 115,850          $59,500            -
Executive Vice President           1997        $ 126,811          $51,000            -
                                   1996              -               -               -

1 Mr. Robert Friedman resigned as an officer and director of the Company on September 7, 1999.

2 Mr. Haffner assumed the vacancy on the Company's Board of Directors created by the resignation of Mr. Robert Friedman on September 7, 1999.

Distributions of Interest

     During each of the years ended December 31, 1996, 1997, and 1998, PMCC made S corporation distributions to stockholders in the aggregate amounts of $267,000, $769,000, and $2.5 million, respectively.

Employment Agreements

     The Company has entered into an employment agreement with Ronald Friedman. The employment agreement expires on December 31, 1999, unless sooner terminated for death, physical or mental incapacity or cause (which is defined as the uncured refusal to perform, or habitual neglect of, the performance of his duties, willful misconduct, dishonesty or breach of trust which causes the Company to suffer any loss, fine, civil penalty, judgment, claim, damage or expense, a material breach of the employment agreement, or a felony conviction), or terminated by either party with thirty (30) days' written notice, and is automatically renewed for consecutive terms, unless cancelled at least one year prior to expiration of the existing term. The employment agreement provides that all of such executive's business time be devoted to the Company. In addition, the employment agreement also contains: (i) non-competition provision that precludes Ronald Friedman from competing with the Company for a period of two
(2) years from the date of the  termination of his employment  with the Company;
(ii) non-disclosure and confidentiality provisions that all confidential information developed or made known during the term of employment shall be exclusive property of the Company; and (iii) non-interference provisions whereby, for a period of two (2) years after his termination of employment with the Company, Ronald Friedman shall not interfere with the Company's relationship with its customers or employees.

     The employment agreement includes compensation plan for fiscal year 1999 whereby Ronald Friedman will receive a salary of $350,000, and cash bonuses, if any, as determined by the Board of Directors at its discretion.

     The Company had an employment agreement with Mr. Robert Friedman on similar terms as Mr. Ronald Friedman's, except that Mr. Robert Friedman received an annual salary of $250,000. This employment agreement was terminated as of September 7, 1999 when Mr. Robert Friedman resigned as an officer and director of the Company. However, the Company has hired Mr. Robert Friedman as an at will employee, and the Company contemplates entering into a consulting agreement with Mr. Robert Friedman, which consulting agreement is currently being negotiated. The Company anticipates the consulting agreement will become effective on October 1, 1999 at which time Mr. Robert Friedman's employment with the Company shall terminate.

Key Man Life Insurance

     The Company owns, maintains and is the sole beneficiary of key man term life insurance policy on the life of Ronald Friedman in the amount of $3,000,000, on which the Company is named as beneficiary. The Company has agreed to maintain a life insurance policy on Mr. Robert Friedman, a former officer and director of the Company and current employee of the Company, in the amount of $750,000, on which the Company is named as beneficiary.

Limitation of Liability and Indemnification of Directors and Officers

     The Certificate of Incorporation of the Company (the "Certificate") provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under
Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     The Company's By-Laws provide that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.


PMCC Stock Option Plan

     On April 1, 1997, the stockholders of PMCC approved the PMCC Plan (formerly, the "Premier Plan"). In connection with the PMCC Plan, 375,000 shares (as adjusted) of Common Stock are reserved for issuance pursuant to options that have been granted under such plan through March 30, 2007. To date, no options have been exercised. The options vest over a three (3) year period following the date of the grant. As of September 1, 1999, 191,250 shares are available for issuance under the plan.

     The purpose of the PMCC Plan is to encourage stock ownership by employees of the Company, its divisions and subsidiary corporations and to give them a greater personal interest in the success of the Company. The PMCC Plan is administered by the Board of Directors. The Board of Directors has the authority, in its discretion, subject to and not inconsistent with the express provisions of the PMCC Plan, to administer the PMCC Plan and to exercise all the powers and authorities either specifically granted to it under the PMCC Plan or necessary or advisable in the administration of the PMCC Plan, including, without limitation, the authority to grant options; to determine which options shall constitute incentive stock options ("ISO") and which options shall constitute non-qualified stock options; to determine which options (if any) shall be accompanied by rights or limited rights; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to who, and the time or times at which, options shall be granted; to determine the number of shares to be covered by each option; to interpret the PMCC Plan; to prescribe, amend and rescind rules and regulations relating to the PMCC Plan; and to make all other determinations deemed necessary or advisable for the administration of the PMCC Plan. The Board of Directors may delegate to one (1) or more of its members or to one (1) or more agents such administrative duties as it may deem advisable, and the Board of Directors or any person to whom it has delegated duties as aforesaid may employ one (1) or more persons to render advice with respect to any responsibility the Board of Directors or such person may have under the PMCC Plan.

     Options granted under the PMCC Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Options granted under the PMCC Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). Options granted under the PMCC Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     The PMCC Plan has been converted to a plan that has been adopted by the Company's shareholders. There are currently options to purchase 183,750 shares of the Company's Common Stock outstanding at an exercise price of $6.00.


1997 Stock Option Plan

     In October, 1997, the Board of Directors of the Company adopted, and the stockholders approved, the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan has 375,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) an ISO or (ii) non-qualified options. ISOs may be granted under the 1997 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The purpose of the 1997 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and to give them a greater personal interest in the success of the Company. The 1997 Plan is administered by the Board of Directors. The Board of Directors, within the limitations of the 1997 Plan, determines, with the approval of the Chief Executive Officer of the Company, the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the option purchase price per share, the manner and time of exercise, the manner and form of payment upon exercise of an option, and restrictions such as repurchase rights or obligations of the Company. Options granted under the 1997 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Options granted under the 1997 Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). Options granted under the 1997 Plan are generally not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     On September 1, 1999, the Company granted options to purchase shares of Common Stock under the 1997 Plan for 279,600 shares at an average exercise price of $7.20 per share.

Options

     To date, options have not been granted to either Ronald Friedman or Robert Friedman.

     To date, options to purchase an aggregate of 183,750 shares at an exercise price of $6.00 per share have been granted to employees under the PMCC Plan and 279,600 shares at an average exercise price of $7.20 per share have been granted to 185 employees under the 1997 Plan. To date no options have been exercised.

     The following table sets forth certain information with respect to individual grants of stock options made to date to the named executive officers and directors:

     Option Grants

                                                         % of Total
                                                         Options to                                  Potential Realizable Value
                                                         Employees                                    at Assumed Annual Rates
                              Date         Options       in Fiscal        Exercise    Expiration    of Stock Price Appreciation
          Name              Granted      Granted (1)       Year             Price        Date           for Option Terms (2)
          ----              -------      -----------       ----             -----        ----           --------------------

                                                                                                             5%              10%
Ronald Friedman                -              -                               -            -                 -               -
Robert Friedman(3)             -              -                               -            -                 -               -
Keith Haffner(4)            4/01/97        31,250            8.3%           $ 6.00       3/07          $  117,918       $ 298,827

Joel L. Gold                3/31/98         5,000            1.5%           $ 8.125     3/30/01        $    6,425       $  13,539

Stanley Kreitman            3/31/98         5,000            1.5%           $ 8.125     3/30/01        $    6,425       $  13,539

------------

(1) Each option is exercisable for one (1) share of Common Stock.

(2) The potential realizable value set forth under the columns represent the difference between the stated option exercise price and the market value of the Common Stock based on certain assumed rates of stock price appreciation and assuming that the options were exercised on their stated expiration date; the potential realizable values set forth do not take into account applicable tax and expense payments which may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the Common Stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock on any date. There is no representation either express or implied that the stock price appreciation rates for the Common Stock assumed for purposes of this table will actually be achieved.

(3) On September 7, 1999 Mr. Robert Friedman resigned as an officer and director of the Company.

(4) On September 7, 1999 Mr. Haffner accepted an appointment to the Company's Board of Directors and he assumed the vacancy created by the resignation of Mr. Robert Friedman on September 7, 1999.

Security Ownership Of Certain Beneficial Owners and Management


     The following table sets forth the beneficial ownership of the Common Stock of (i) each person known by the Company to own beneficially five (5%) percent or more of the outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all directors and executive officers of the Company as a group.



     Name and Address of Beneficial                      Amount and Nature of
                 Owner                                  Beneficial Ownership (1)                    Percentage
--------------------------------------------------------------------------------------------------------------
Ronald Friedman (3)
c/o PMCC Financial Corp                                            1,875,000                             50.3%
     3 Expressway Plaza
     Roslyn Heights, NY 11577

Robert Friedman (2)                                                  585,000                             15.7%
c/o PMCC Financial Corp
      3 Expressway Plaza
      Roslyn Heights, NY 11577

Keith S. Haffner                                                       1,200                              *
c/o PMCC Financial Cor
     3 Expressway Plaza
      Roslyn Heights, NY 11577

Joel L. Gold (4)                                                      18,500                              *
c/o ISG Solid Capital Markets
      592 Fifth Avenue, 5th Avenue
      New York, NY 10036

Stanley Kreitman                                                           0
c/o Manhattan Associates
       375 Park Avenue, Suite 1606
       New York, NY 10022

All Directors and Officers as group                                1,894,700                            50.9%
   (6 Persons) (5)
------------
*    Less than 1% of outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the date of the Company's prospectus upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person, (but not those held by any other person), and that are exercisable within sixty (60) days from the date of the Company's prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Excludes an aggregate of 40,000 shares owned by Robert Friedman's daughters, Donna Joyce and Suzanne Gordon, as to which he disclaims beneficial ownership; and includes 227,500 shares held in the name of The Robert Friedman 1998 Grantor Retained Annuity Trust, of which Robert Friedman is the Trustee.

(3) Includes 600,000 shares held in the name of The Ronald Friedman 1997 Grantor Retained Annuity Trust, of which Ronald Friedman is the Trustee.

(4) Excludes 36,200 shares owned by Mr. Gold's spouse, Miriam Gold; 13,000 shares owned by Mr. Gold's daughter, Tanya Gold; 11,500 shares owned by Mr. Gold's daughter, Rochelle Gold; 11,500 shares owned by Mr. Gold's son, Henry Gold; and 6,400 shares owned by Mr. Gold's son, Elliot Gold, to which he disclaims beneficial ownership.

(5) This does not include the 585,000 shares owned by Mr. Robert Friedman, who resigned as an officer and director of the Company on September 7, 1999.

Stock Performance Graph

     The Graph below shows the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of (i) the Standard and Poors 500 ("S & P 500") and (ii) the Nasdaq Bank Stocks index ("NSDQ. Banks"), assuming an investment of $100 on February 18, 1998 (the date of completion of the Company's Initial Public offering in each of the Company's Common Stock, the stocks comprising the S & P 500 and the stocks comprising the NSDQ. Banks. Because the Company only became a public company on February 18, 1998, the data is presented for the ten months of 1998 rather than for the five years then ended.

                  [COMPARISON OF CUMULATIVE TOTAL RETURN CHART]

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during its fiscal year ended December 31, 1998, the Company believes that all filing requirements applicable to the Reporting Persons were complied with.

Certain Transactions

Loans from Affiliates

     During 1998, the Company borrowed from three affiliated corporations owned by Ronald Friedman and Robert Friedman. The maximum borrowings from these affiliates were approximately $3.3 million. As of December 31, 1998 approximately $1.2 million remained outstanding, all of which is secured by mortgages against the residential properties in rehabilitation pursuant to a mortgage agreement. As the residential property is sold, the proceeds are used to repay the mortgage on the particular property. Interest payable pursuant to this agreement is 10% per year. This borrowing was repaid in full in March 1999.

     In November 1996, Ronald Friedman loaned the Company $275,000, evidenced by a promissory note. In addition, the Company purchased the minority interest in RF Properties Corp. from Ronald Friedman for $18,163, evidenced by a promissory note. These loans were repaid in January 1998.

                            2. SELECTION OF AUDITORS

     The Board of Directors recommends that the stockholders ratify the selection of KPMG, LLP, independent auditors, which served as the Company's independent auditors to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1999. A representative of KPMG, LLP is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions a stockholder may have with respect to the consolidated financial statements of the Company for the year ended December 31, 1998.

     The Company's Board of Directors recommends you vote FOR the following resolution which will be presented at the meeting:

     RESOLVED, that the appointment, by the Board of Directors of the Company, of KPMG, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, be and hereby is approved and ratified.

     If the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1999 will be permitted to stand unless the Board of Directors finds other good reasons for making a change.

                                3. OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

Stockholder's Proposals

     Any stockholder of the Company who wishes to present a proposal to be considered at the next annual meeting of stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 3 Expressway Plaza, Roslyn Heights, New York 11577, on or before September 6, 1999. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                             By order of the Board of Directors

                                             /s/ Keith S. Haffner
                                             --------------------
                                             Keith S. Haffner, Secretary

     The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company's Annual Report on Form 10-K, for its fiscal year ended December 31, 1998. Such request should be addressed to PMCC Financial Corp., Investor Relations, 3 Expressway Plaza, Roslyn Heights, New York 11577.

Dated:  September 8, 1999